CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the use in this Pre-Effective Amendment No. 1 of the Registration Statement No. 333-146143 on Form N-4 of (1) our report dated April 20, 2007 relating to the financial statements of Separate Account A of AXA Equitable Life Insurance Company for the year ended December 31, 2006, and (2) our report dated March 15, 2007 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2006. We also consent to the references to us under the heading "Custodian and independent registered public accounting firm" in the Statement of Additional Information.




/s/ PricewaterhouseCoopers LLP
New York, New York
December 11, 2007